Exhibit 10.1

TEMPUR-PEDIC INTERNATIONAL INC.

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

First Amendment
To
Stock Option Agreement
(Tom Bryant)

This First Amendment dated as of July 8, 2008 (the “Amendment”), between Tempur-Pedic International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and H. Thomas Bryant, residing at the address set out below (the “Optionee”).

WHEREAS, the Company and Optionee are parties to that certain Stock Option Agreement, dated as of June 26, 2006 (the “Option Agreement”);

WHEREAS, the Board of Directors of the Company resolved on July 8, 2008 to amend the terms governing the expiration of the Option in the Option Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

A.           Definitions. Capitalized terms used but not defined herein shall have the meanings given such terms in the Option Agreement.

B.           Duration of Option.  Subsection 3(b) (Duration of Option) of the Option Agreement is hereby deleted and replaced in its entirety to read as follows:

“(b)           If the Optionee’s employment is terminated pursuant to Section 3.1(c) (“Termination by the Company for Cause”) of the Employment Agreement, or if Optionee terminates his employment (other than pursuant to Section 3.1(b) of the Employment Agreement) or if the Optionee or the Company elects not to renew the term of the Employment Agreement, as provided in Section 1.1 of the Employment Agreement, then on the date of termination of employment; provided however, that in connection with any voluntary termination of employment by the Optionee in connection with his retirement, the earlier of (i) ninety (90) days after the date of such termination of employment or (ii) the date the Optionee is no longer a member of the Board of Directors of the Company; or”

C.           Acknowledgment.  The Optionee hereby acknowledges and agrees that all additional vesting of the Unvested Optioned Shares under the Option Agreement shall cease as of the date of termination of the Optionee’s employment, notwithstanding any extended period of exerciseability as provided in Section B above.

D.           Miscellaneous.  Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Agreement shall remain the same.  It is agreed by each of the parties hereto that the Agreement, as amended hereby, shall continue in full force and effect and this Amendment and the Agreement shall be read and construed as one instrument.  This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but which together will constitute one document.

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In Witness Whereof, the parties have executed this Amendment to the Option Agreement as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ Dale E. Williams	/s/ H. Thomas Bryant
Title:	EVP, CFO & Secretary	Signature of Optionee

H. Thomas Bryant
Name of Optionee

Optionee's Address: